Vallon Pharmaceuticals Announces Achievement of Last Patient Last Visit in Pivotal SEAL Study for Lead Program, ADAIR

- Topline results from pivotal SEAL study expected in Q1 2022

- If approved, ADAIR will target the growing Adderall® segment of the ~$9 billion U.S. ADHD market

PHILADELPHIA, PA, December 23, 2021 – Vallon Pharmaceuticals, Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of central nervous system (CNS) disorders, today announced that the last patient has completed their final visit in the pivotal SEAL intranasal abuse study evaluating ADAIR1, a proprietary abuse-deterrent formulation of immediate-release (IR) dextroamphetamine for the treatment of attention deficit hyperactivity disorder (ADHD) and narcolepsy.

The SEAL study (Study to Evaluate the Abuse Liability, Pharmacokinetics, Safety and Tolerability of an Abuse-Deterrent d-Amphetamine Sulfate Immediate Release Formulation), is the Company’s pivotal intranasal human abuse liability study assessing the pharmacodynamics (PD), pharmacokinetics (PK), safety and tolerability of snorting professional laboratory-manipulated ADAIR 30 mg when compared to crushed d-amphetamine sulfate and placebo in recreational drug users. Safety will be assessed via adverse events, vital signs, ECGs, clinical laboratory tests and other standard measures. The SEAL study enrolled 55 subjects who successfully passed the qualification phase with a total of 53 completing the study. The primary endpoint of the study is Emax Drug Liking, a standard abuse liability parameter typically used in human abuse liability studies. The study was designed with 90% powering to show a statistically significant difference between snorted ADAIR after professional manipulation compared to snorted crushed dextroamphetamine. In the previously reported VAL-103, proof of concept human abuse liability study with 16 subjects, snorted manipulated ADAIR showed a statistically significant difference compared to crushed and snorted dextroamphetamine on the same endpoint.

“We are thrilled to have completed the patient enrollment and treatment phase of our pivotal SEAL study, which represents a significant milestone for the Company. Because the dropout rate in the study was much lower than originally anticipated, we were able to enroll fewer participants than planned, while exceeding the target number of completers to support the powering of the study, a noteworthy achievement,” commented David Baker, President & Chief Executive Officer of Vallon. “With the final patient visit completed, we are laser focused on bringing this study to a close and reporting topline results in the first quarter of 2022. I would like to extend our sincere appreciation to our clinical team and CRO partners for their hard work and dedication to execute the study, and to all of the study participants.”
ADAIR is being developed leveraging the de-risked 505(b)(2) regulatory pathway. If approved, ADAIR has the potential to address the growing Adderall® segment of the ~$9 billion US ADHD market.

About Vallon Pharmaceuticals, Inc.
1 ADAIR is not approved by the FDA

Vallon Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with CNS disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.

References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.
Forward Looking Statements
This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, Vallon’s expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates, and Vallon’s expectations with respect to its cash runway. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Vallon’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.
Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com